Exhibit 5.1

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
Austin    Moscow
Beijing    Munich
Boston    New York
Brussels    Orange County
Century City    Paris
Chicago    Riyadh
Dubai    San Diego
Düsseldorf    San Francisco
Frankfurt    Seoul
Hamburg    Shanghai
Hong Kong    Silicon Valley
Houston    Singapore
London    Tel Aviv
Los Angeles    Tokyo
Madrid    Washington, D.C.
Milan
File No. 027564-0005

August 9, 2022

Gossamer Bio, Inc.
3013 Science Park Road
San Diego, CA 92121

Re:    Registration Statement on Form S-3

To the addressees set forth above:
We have acted as special counsel to Gossamer Bio, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders named in the Registration Statement (as defined below) of up to 16,649,365 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2022 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

August 9, 2022 Page 2
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP